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                                                                    EXHIBIT 11.1

                                METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                                                Three Months Ended September 30     Nine Months Ended September 30
                                                                     1999              2000              1999              2000
                                                                     ----              ----              ----              ----
Loss before extraordinary item                                    $ (43,828)        $ (61,728)        $(130,552)        $(165,471)

Extraordinary item                                                        -             3,862                 -            19,649

Net loss                                                            (43,828)          (57,866)         (130,552)         (145,822)
   Preferred dividends                                               (4,151)           (2,327)          (12,202)           (7,413)
   Series C Preferred Exchange Inducement                                 -                 -                 -            (6,308)
   Gain on repurchase of preferred stock                                  -                 -             2,208                 -
                                                                  ---------         ---------         ---------         ---------
Net (loss)/gain attributable to common stockholders               $ (47,979)        $ (60,193)        $(140,546)        $(159,543)
                                                                  =========         =========         =========         =========

Weighted-average shares outstanding:
   Shares outstanding, beginning of period                           41,671            85,401            41,583            41,902
   Shares issued for stock warrants exercised                             -                 -                 -               919
   Shares issued for stock purchase and option plans                    191               239               151               666
   Shares issued in exchange for Series C Preferred                       -                 -                 -             9,520
   Shares issued for exchange of subordinated notes                       -             1,659                 -             3,228
   Shares issued to equity investors                                      -                 -                 -            16,822
Weighted-average shares outstanding                                  41,862            87,299            41,734            73,057
                                                                  =========         =========         =========         =========


Basic and diluted loss per share attributable
   to common stockholders                                         $   (1.15)        $   (0.73)        $   (3.37)        $   (2.45)
Extraordinary item, net of income tax benefit                           -                0.04               -                0.27
                                                                  ---------         ---------         ---------         ---------

(Loss)/gain per share attributable to common stockholders         $   (1.15)        $   (0.69)        $   (3.37)        $   (2.18)
                                                                  =========         =========         =========         =========
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